GASTON & SNOW
                              COUNSELLORS AT LAW
                      101 CALIFORNIA STREET, SUITE 3000
                           SAN FRANCISCO, CA 94111
                                 415/982-5444


December 1, 1989


Franklin Balance Sheet Investment Fund
777 Mariners Island Boulevard
San Mateo, California 94404


Gentlemen:

      We understand that Franklin Balance Sheet Investment Fund, a Massachusetts business trust (the "Fund"), has filed with the Securities and Exchange Commission a Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940. We also understand that pursuant to said Registration Statement, the Fund has elected to register an indefinite number of shares of beneficial interest pursuant to Rule 24f-2 under the Investment Company Act of 1940.

      In connection with the registration of such shares, we have examined the Fund's Agreement and Declaration of Trust, its By-Laws, and the Registration Statement, as amended, or as proposed to be amended, including all exhibits thereto, as necessary. Based upon such examination, we are of the opinion that:

      1. The Fund has been duly organized and is validly existing in good standing as a business trust under the laws of the Commonwealth of Massachusetts; and

      2. The shares of beneficial interest in the Fund to be offered to the public have been duly authorized for issuance and will be legally issued, fully paid and nonassessable when said shares have been issued and sold in accordance with the terms and in the manner set forth in the fund's Registration Statement, as amended.

      We hereby consent to the filing of this opinion as an exhibit to the Fund's Registration Statement and to the reference to our name in the documents comprising said Registration Statement.

                                          Sincerely yours,

                                          /s/ Gaston & Snow
                                              GASTON & SNOW